Exhibit 99.1

Sucampo Pharmaceuticals Reports Second Quarter 2010 Financial Results

BETHESDA, Md.--(BUSINESS WIRE)--August 5, 2010--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its consolidated financial results for the quarter and six months ended June 30, 2010.

Sucampo reported a net loss of $2.0 million, or $0.05 per diluted share, for the second quarter of 2010, compared to a net loss of $0.2 million, or $0.01 per diluted share, for the same period in 2009. Sucampo reported a net loss of $2.3 million, or $0.05 per diluted share, for the first six months of 2010, compared to a net loss of $2.0 million, or $0.05 per diluted share, for the same period in 2009.

“We are making progress with our pipeline and are pleased to confirm our decision to conduct another phase 3 efficacy study of Amitiza® for the treatment of opioid-induced bowel dysfunction. We also continue to advance in our design of two phase 2 trials of Rescula® for retinitis pigmentosa and dry age-related macular degeneration,” said James J. Egan, Chief Operating Officer. “In addition, we continue to work towards resolution of our ongoing dispute with Takeda Pharmaceuticals.”

Financial Results for the Quarter and Year-to-Date

For the second quarter of 2010, Sucampo reported total revenue of $13.8 million, compared to $17.7 million for the same period in 2009. For the first six months of 2010, Sucampo reported total revenue of $28.6 million, compared to $33.2 million for the same period in 2009. The decreases were mainly a result of lower R&D revenue recognized for the opioid-induced bowel dysfunction (OBD) trials of Amitiza in the U.S. funded by Takeda Pharmaceutical Company (Takeda) as well as reduced revenue recognized under the agreement with Abbott related to Amitiza development in Japan. These R&D revenues were partially offset by a slight increase in product royalty revenue.

Key components of total revenue in the second quarter of 2010 included R&D revenue of $2.8 million and product royalty revenue of $9.6 million, compared to $7.4 million and $8.9 million, respectively, for the same period in 2009. Total revenue for the first six months of 2010 included R&D revenue of $6.8 million and product royalty revenue of $19.4 million, compared to $12.9 million and $17.9 million, respectively, for the same period in 2009. The decrease in R&D revenue is in line with the completion of two phase 3 trials of Amitiza for OBD in 2009 funded by Takeda and the change in estimated costs and timeline to complete the OBD program, including an additional phase 3 efficacy trial. Furthermore, the reduced R&D revenue recognized under our agreement with Abbott in Japan reflects the progress of the phase 3 program in Japan for the respective periods. The increase in product royalty revenue was in line with the increase in net sales as reported by Takeda which increased to $53.4 million for the second quarter 2010, compared to $49.5 million in the same period in 2009. The increase in net sales was primarily a result of a mid-2009 price increase for Amitiza and slightly higher sales volume.

Operating Expenses

R&D expenses were $4.9 million in the second quarter of 2010, compared to $9.6 million for the same period in 2009. R&D expenses were $10.2 million for the first six months of 2010, compared to $19.6 million for the same period in 2009. The decrease in R&D expenses resulted primarily from the completion in July 2009 of two phase 3 clinical trials of Amitiza for OBD, the completion in July 2009 of the phase 2 trial of cobiprostone for the prevention of non-steroidal anti-inflammatory drug (NSAID)-induced gastrointestinal injury as well as reduced costs related to development of SPI-017.

G&A expenses were $6.6 million in the second quarter of 2010, compared to $2.9 million for the same period in 2009. G&A expenses were $12.4 million for the first six months of 2010, compared to $6.4 million for the same period in 2009. The increase in G&A expenses are due mainly to costs incurred in connection with ongoing legal matters.

Selling and marketing expenses were $2.3 million in the second quarter of 2010, compared to $2.2 million for the same period in 2009. Selling and marketing expenses were $4.5 million for the first six months of 2010, compared to $4.7 million for the same period in 2009.

Cash, Cash Equivalents and Marketable Securities

At June 30, 2010, cash, cash equivalents and investments were $114.4 million, compared to $118.3 million at December 31, 2009. This slight decrease was mainly due to the use of cash in operating activities.

Second Quarter and Recent Highlights

  Sucampo announced that the company plans to conduct an additional phase 3 efficacy study of Amitiza for the treatment of OBD in order to file its supplemental new drug application (sNDA) for this indication as requested by the U.S. Food and Drug Administration (FDA). As per our agreement with Takeda, we will expect to fund approximately 50.0% of the costs of the study. We anticipate initiating that study in late 2010.
  Sucampo previously announced that a pivotal phase 3 clinical trial of lubiprostone in Japanese chronic idiopathic constipation (CIC) patients met its primary endpoint with statistical significance (p<0.001) and demonstrated a safety profile consistent with previously reported clinical trial lubiprostone data. The primary endpoint of this trial was a change in the number of spontaneous bowel movements (SBMs) at the end of the first week of treatment. This pivotal, double-blinded, placebo-controlled trial evaluated 124 Japanese CIC patients each of whom received one lubiprostone 24-mcg, or placebo, capsule twice daily for 28 days.
  Sucampo today reports the interim results through 24 weeks of a 48-week phase 3 clinical trial to evaluate the long-term safety of lubiprostone in Japanese CIC patients. Those results, from this companion trial to the efficacy trial noted above, showed that lubiprostone was safe and well-tolerated. As of this interim analysis, a total of 7.7% of patients experienced moderate adverse drug reactions, 65.6% experienced mild adverse drug reactions and no severe adverse drug reactions were reported. The two most common adverse drug reactions reported were diarrhea (32.5% of patients) and nausea (26.3% of patients). The nausea was transient in duration and the majority of patients experiencing nausea remained on treatment. Data from patients’ daily diary cards showed improvements from baseline in all efficacy endpoints, including bowel movements frequency, straining, incomplete evacuation, stool consistency, abdominal bloating and abdominal discomfort. Patients’ quality of life (QOL), as measured by the IBS-QOL and SF-36 questionnaires, also showed improvement from baseline at Week 24. Top-line data from this 48-week long-term safety study are expected to be available during the fourth quarter of 2010.
  Sucampo presented data at Digestive Disease Week (DDW), held on May 1 through May 5, 2010. Three oral presentations included results of the phase 2 clinical trial of cobiprostone for NSAID-induced gastrointestinal injury, selected phase 3 data for lubiprostone in OBD as well as results from a laboratory experiment demonstrating that methadone inhibits the activity of lubiprostone.
  Sucampo announced that its partner, R-Tech Ueno, Ltd. (RTU), reported results from its recently completed phase 2 clinical trial of UF-021 in retinitis pigmentosa patients, which showed a dose-dependent improvement in visual function. Sucampo today announces that it plans to initiate a phase 2 trial of Rescula in retinitis pigmentosa patients and a phase 2 trial of Rescula in dry aged-related macular degeneration (dry AMD) patients in 2011.

Takeda Dispute Update

As previously reported, Sucampo submitted for filing with the International Court of Arbitration, International Chamber of Commerce a demand for arbitration under the applicable provisions of the Collaboration and License Agreement between the Company and Takeda dated October 29, 2004. The respective arbitrators for both Sucampo and Takeda have been confirmed and both parties have selected a third arbitrator. If the third arbitrator is confirmed, then it will comprise the panel that will conduct the arbitration proceedings.

Company to Host Conference Call Today

In conjunction with its second quarter 2010 financial results announcement, Sucampo will host a conference call at 5:00 p.m. Eastern today. To participate on the live call, please dial 800-901-5213 (domestic) or 1-617-786-2962 (international), and provide the participant passcode 65816177, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 1-617-801-6888 (international), with the passcode 25487845.

A live and archived audio webcast of the call will be available via the "For Investors" page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals' website approximately 10 minutes prior to the scheduled start time.

About Sucampo Pharmaceuticals

Sucampo Pharmaceuticals, Inc., an international biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Advisor, International Business Development and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

Amitiza® is a registered trademark of Sucampo Pharmaceuticals, Inc. Rescula® is a registered trademark of R-Tech Ueno, Ltd. and has been licensed to Sucampo for use in the U.S. and Canada.

About Amitiza (lubiprostone) for Chronic Idiopathic Constipation and Irritable Bowel Syndrome with Constipation

Amitiza (lubiprostone) is indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women ≥18 years of age and older.

Amitiza is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. Patients with symptoms suggestive of mechanical gastrointestinal obstruction should be thoroughly evaluated by the treating healthcare provider to confirm the absence of such an obstruction prior to initiating Amitiza treatment.

The safety of Amitiza in pregnancy has not been evaluated in humans. Amitiza should be used during pregnancy only if the benefit justifies the potential risk to the fetus. Women who could become pregnant should have a negative pregnancy test prior to beginning therapy with Amitiza and should be capable of complying with effective contraceptive measures.

Patients taking Amitiza may experience nausea. If this occurs, concomitant administration of food with Amitiza may reduce symptoms of nausea. Patients who experience severe nausea should inform their healthcare provider.

Amitiza should not be prescribed to patients that have severe diarrhea. Patients should be aware of the possible occurrence of diarrhea during treatment and inform their healthcare provider if the diarrhea becomes severe.

Patients taking Amitiza may experience dyspnea within an hour of first dose. This symptom generally resolves within three hours, but may recur with repeat dosing. Patients who experience dyspnea should inform their healthcare provider. Some patients have discontinued therapy because of dyspnea.

In clinical trials of Amitiza (24 mcg twice daily vs. placebo: N=1113 vs. N=316) in patients with CIC, the most common adverse reactions (incidence >4%) were nausea (29% vs. 3%), diarrhea (12% vs. 1%), headache (11% vs. 5%), abdominal pain (8% vs. 3%), abdominal distention (6% vs. 2%), and flatulence (6% vs. 2%).

In clinical trials of Amitiza (8 mcg twice daily vs. placebo: N=1011 vs. N=435) in patients with IBS-C, the most common adverse reactions (incidence >4%) were nausea (8% vs. 4%), diarrhea (7% vs. 4%), and abdominal pain (5% vs. 5%).

Please see complete Prescribing Information at www.amitiza.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about the potential utility of Amitiza and Rescula to treat particular indications or conditions, including the potential utility of lubiprostone to treat chronic idiopathic constipation in Japanese patients, and future clinical trials and of unoprostone to treat retinitis pigmentosa and dry AMD and future clinical trials. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2009 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent data. Sucampo does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, except as required by law.

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Research and development revenue	$2,789	$7,395	$6,846	$12,921
Product royalty revenue	9,612	8,914	19,385	17,860
Co-promotion revenue	1,220	1,244	2,075	2,140
Contract and collaboration revenue	154	152	305	298
Total revenues	13,775	17,705	28,611	33,219

Operating expenses:
Research and development	4,854	9,621	10,220	19,586
General and administrative	6,604	2,924	12,363	6,379
Selling and marketing	2,313	2,188	4,500	4,700
Milestone royalties - related parties	-	375	-	875
Product royalties - related parties	1,709	1,583	3,446	3,173
Total operating expenses	15,480	16,691	30,529	34,713

Loss from operations	(1,705)	1,014	(1,918)	(1,494)
Non-operating income (expense):
Interest income	177	219	388	531
Other income (expense), net	(135)	(608)	(227)	214
Total non-operating income (loss), net	42	(389)	161	745

Income (loss) before income taxes	(1,663)	625	(1,757)	(749)
Income tax provision	(315)	(863)	(520)	(1,264)
Net loss	$(1,978)	$(238)	$(2,277)	$(2,013)

Net loss per share:
Basic net loss per share	$(0.05)	$(0.01)	$(0.05)	$(0.05)
Diluted net loss per share	$(0.05)	$(0.01)	$(0.05)	$(0.05)
Weighted average common shares outstanding - basic	41,848	41,844	41,847	41,844
Weighted average common shares outstanding - diluted	41,848	41,844	41,847	41,844

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share data)
	June 30,	December 31,
	2010	2009
ASSETS:

Current assets:
Cash and cash equivalents	$42,293	$26,714
Investments, current	56,163	72,434
Product royalties receivable	9,612	11,023
Unbilled accounts receivable	16	644
Accounts receivable, net	889	512
Deferred tax assets, net	135	315
Prepaid expenses and other current assets	2,209	3,137
Total current assets	111,317	114,779

Investments, non-current	15,935	19,167
Property and equipment, net	2,117	2,242
Deferred tax assets, non-current	4,255	3,995
Other assets	3,551	4,788
Total assets	$137,175	$144,971

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$2,335	$3,195
Accrued expenses	7,941	6,545
Deferred revenue, current	4,298	10,565
Income taxes payable	428	349
Total current liabilities	15,002	20,654

Deferred revenue, non-current	8,296	8,643
Other liabilities	2,098	2,121
Total liabilities	25,396	31,418

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at June 30, 2010 and December 31, 2009;
no shares issued and outstanding at June 30, 2010 and December 31, 2009	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at June 30, 2010 and December 31, 2009;
15,657,937 and 15,655,730 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	156	156
Class B common stock, $0.01 par value; 75,000,000 shares authorized at June 30, 2010 and December 31, 2009;
26,191,050 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	262	262
Additional paid-in capital	99,346	98,636
Accumulated other comprehensive income	277	484
Retained earnings	11,738	14,015
Total stockholders' equity	111,779	113,553
Total liabilities and stockholders' equity	$137,175	$144,971

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

(In thousands)	Americas	Europe	Asia	Intercompany Eliminations	Consolidated
Three Months Ended June 30, 2010
Research and development revenue	$1,269	$-	$1,520	$-	$2,789
Product royalty revenue	9,612	-	-	-	9,612
Co-promotion revenue	1,220	-	-	-	1,220
Contract and collaboration revenue	141	-	285	(272)	154
Total revenues	12,242	-	1,805	(272)	13,775
Research and development expenses	1,996	142	2,988	(272)	4,854
Depreciation and amortization	222	3	6	-	231
Other operating expenses	9,707	468	220	-	10,395
Income (loss) from operations	317	(613)	(1,409)	-	(1,705)
Interest income	254	-	1	(78)	177
Other non-operating income (expense), net	3	(49)	(167)	78	(135)
Income (loss) before income taxes	$574	$(662)	$(1,575)	$-	$(1,663)
Capital expenditures	$63	$1	$(1)	$-	$63

Six Months Ended June 30, 2010
Research and development revenue	$2,573	$-	$4,273	$-	$6,846
Product royalty revenue	19,385	-	-	-	19,385
Co-promotion revenue	2,075	-	-	-	2,075
Contract and collaboration revenue	282	-	570	(547)	305
Total revenues	24,315	-	4,843	(547)	28,611
Research and development expenses	4,369	361	6,037	(547)	10,220
Depreciation and amortization	440	6	13	-	459
Other operating expenses	18,712	720	418	-	19,850
Income (loss) from operations	794	(1,087)	(1,625)	-	(1,918)
Interest income	527	-	2	(141)	388
Other non-operating income (expense), net	(33)	(148)	(187)	141	(227)
Income (loss) before income taxes	$1,288	$(1,235)	$(1,810)	$-	$(1,757)
Capital expenditures	$154	$1	$2	$-	$157

Three Months Ended June 30, 2009
Research and development revenue	$3,825	$-	$3,570	$-	$7,395
Product royalty revenue	8,914	-	-	-	8,914
Co-promotion revenue	1,244	-	-	-	1,244
Contract and collaboration revenue	142	-	220	(210)	152
Total revenues	14,125	-	3,790	(210)	17,705
Research and development expenses	5,807	177	3,847	(210)	9,621
Depreciation and amortization	182	3	2	-	187
Other operating expenses	6,154	302	427	-	6,883
Income (loss) from operations	1,982	(482)	(486)	-	1,014
Interest income	292	-	(1)	(72)	219
Other non-operating income (expense), net	(36)	(334)	(310)	72	(608)
Income (loss) before income taxes	$2,238	$(816)	$(797)	$-	$625
Capital expenditures	$3,068	$3	$29	$-	$3,100

Six Months Ended June 30, 2009
Research and development revenue	$8,977	$-	$3,944	$-	$12,921
Product royalty revenue	17,860	-	-	-	17,860
Co-promotion revenue	2,140	-	-	-	2,140
Contract and collaboration revenue	283	-	435	(420)	298
Total revenues	29,260	-	4,379	(420)	33,219
Research and development expenses	13,778	329	5,899	(420)	19,586
Depreciation and amortization	299	6	4	-	309
Other operating expenses	12,641	630	1,547	-	14,818
Income (loss) from operations	2,542	(965)	(3,071)	-	(1,494)
Interest income	651	-	2	(122)	531
Other non-operating income (expense), net	208	(370)	254	122	214
Income (loss) before income taxes	$3,401	$(1,335)	$(2,815)	$-	$(749)
Capital expenditures	$3,195	$3	$29	$-	$3,227

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
or
Westwicke Partners
John Woolford, 410-213-0506